Exhibit 99.1
Smith-Midland Reports Fourth Quarter and Full Year 2020 Results

MIDLAND, VA – March 30, 2021 – Smith-Midland Corporation (NASDAQ: SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced fourth quarter and year-end results for 2020.

Fourth Quarter 2020 Highlights

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Pre-tax income for the fourth quarter 2020 grew to $1.3 million compared to $1.0 million in fourth quarter 2019
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Net income remained strong year over year despite a slight reduction in revenues in the fourth quarter 2020 compared to the same period in 2019

Full Year 2020 Highlights

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Diluted earnings per share increased an impressive 34 percent to $0.51 for full year 2020 compared to $0.38 for fiscal 2019
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Net income increased 37 percent for full year 2020 compared to 2019
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Revenues for full year 2020 totaled $43.8 million compared to $46.7 million in 2019
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Barrier rental revenues increased 176 percent in 2020 compared to 2019
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Gross margin, excluding royalties, increased to 22 percent in 2020 compared to 18 percent the prior year

“I am extremely impressed with Smith-Midland’s performance and ability to grow our earnings during such a pivotal year.” Ashley Smith, Chief Executive Officer commented. “Despite a dynamic macro environment throughout 2020, our team continued to deliver. Deemed an essential business, we remained fully operational, meeting the needs of our critical end markets while working hard to keep our employees safe. We completed our uplisting to NASDAQ and strengthened our liquidity position all while delivering improved results including a notable 34 percent increase in earnings per share. I am proud of our team members and appreciate their hard work and dedication. We are excited about our growth prospects moving forward. Longer-term, infrastructure spend shows a positive outlook and there is a regulatory tailwind that we could benefit from over the next few years. Last month we announced Caltrans’ approval of our patented J-J Hooks self-aligning barriers in California, which is home to the second largest highway system in the United States, and will be a large focus for us in 2021. Our licensees are prepared to capitalize on this new opportunity and future opportunities moving forward,” concluded Ashley.

Fourth Quarter 2020 Results

The Company reported 2020 fourth quarter revenues of $11.1 million compared to $12.4 million for pre-COVID-19 fourth quarter 2019. Pre-tax income for the fourth quarter 2020 increased to $1.3 million compared to $1.0 million in 2019. Net income was steady at $0.7 million for the fourth quarter 2020 compared to $0.8 million for the same period the prior year. Diluted earnings per share for the fourth quarter were $0.13, compared to $0.15 in the fourth quarter of 2019.

Full Year 2020 Results

Revenues for the full year 2020 totaled $43.8 million compared to $46.7 million in 2019. Pre-tax income grew to $3.8 million for fiscal 2020 versus $2.5 million for fiscal 2019. Gross margin, excluding royalties, improved 4 percentage points to 22 percent for full year 2020. Net income increased 37 percent from $1.9 million in 2019 to $2.7 million for full year 2020. Diluted earnings per share increased to $0.51 for 2020, compared to $0.38 for fiscal 2019.

Product Sales

Smith-Midland reports revenue in two categories, products sales and service revenue. Total product sales for fiscal 2020 equaled $26.7 million yielding mixed results. While the Company saw some pressure in soundwall sales, utility sales and barrier sales, the decline in barrier sales was a result of management’s proactive shift to barrier rentals to drive higher margins.

SlenderWall and Easi-Set products lagged large projects that took place in 2019 while also seeing impacts from reduced activity due to COVID-19 during 2020. These two factors contributed to a notable decline in the year over year comparison. Smith-Midland is very enthusiastic about the patented SlenderWall product, and the Company continues to drive growth opportunities particularly through investments in sales initiatives to gain market share.

The Company saw a significant year over year increase of 232 percent in architectural panel sales resulting from a large project completed during 2020. Additionally, Smith-Midland was awarded another large architectural panel project with production commencing in the fourth quarter 2020. Miscellaneous wall sales doubled in 2020 when compared to the same period in 2019, and miscellaneous product sales increased by 199 percent for fiscal 2020.

Service Revenue

Barrier rental revenues increasing 176 percent was the primary contributor to Smith-Midland’s significant increase in service revenues totaling $17.1 million for full year 2020 compared to $14.4 million in the prior year. The barrier rental increase was primarily driven by a few short-term special projects and a decisive, strategic shift to barrier rentals versus barrier sales resulting in an increase in linear feet rented over the prior year yielding favorable gross margin results.

Royalty revenue increased 1 percent in 2020 compared to 2019. The second half of the year saw an acceleration in royalties generated from barriers and buildings. The Company is keenly focused on expanding Smith-Midland’s licensing opportunities and broadening the reach of the Company’s product offerings.

Shipping and installation revenues which are derived both from shipping products to the customer, and installation activities on customer sites, decreased by 17 percent due to less SlenderWall and Easi-Set building installation occurring when compared to 2019.

Balance Sheet and Liquidity

As of December 31, 2020, Smith-Midland is pleased to report a notable increase in cash and investments totaling $9.9 million dollars compared to $2.5 million on December 31, 2019. Account receivables total $10.5 million while outstanding debt for full year 2020 totals $4.9 million. The Company also received a PPP loan during 2020 of $2.7 million as a result of the CARES Act. Smith-Midland significantly fortified the balance sheet and liquidity position when compared to the prior year.

Macro Environment and Outlook

Looking ahead, Smith-Midland continues to focus on optimizing our operations while looking for new and innovative ways to drive long-term shareholder value. The industry in which we operate is highly fragmented and has seen an increase in M&A, primarily through consolidation, which is consistent with the uptick in overall infrastructure sentiment. Smith-Midland remains well positioned to capitalize on pent up infrastructure opportunities and regulatory demand is expected to increase in the coming years. The Company’s patented, proprietary products are well established leaders in niche markets with high compliance requirements. Smith-Midland will remain nimble in the Company’s approach to addressing macro challenges and will continue to serve our customers and communities while maintaining best practices for the safety and health of our employees and stakeholders.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utilities industries. Management and the board own approximately 20 percent of SMID stock, aligning with shareholder values.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact:

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com

Investor Relations:
Steven Hooser or Deidra Roy
Three Part Advisors, LLC
214-872-2710